Exhibit 5.1

O’Melveny & Myers LLP	T: +1 949 823 6900	File Number: 0241090-00013
610 Newport Center Drive	F: +1 949 823 6994
17th Floor	omm.com
Newport Beach, CA 92660-6429

November 12, 2025

Eledon Pharmaceuticals, Inc.

19800 MacArthur Blvd., Suite 250

Irvine, California 92612

Re:	Underwritten Offering of Common Stock and Pre-Funded Warrants Exercisable for Shares of Common Stock of Eledon Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Eledon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 15,152,485 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable for up to an aggregate of 15,151,515 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) the grant to the Underwriters (defined below) of an option to purchase an additional 4,545,600 shares of Common Stock (together with the Firm Shares, the “Shares”) pursuant to that certain underwriting agreement, dated as of November 12, 2025 (the “Underwriting Agreement”), by and between the Company and Leerink Partners LLC, as representative of the several underwriters named therein (the “Underwriters”). The Shares, Pre-Funded Warrant Shares and Pre-Funded Warrants are referred to collectively herein as the “Securities.” The Securities are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-282260) (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 20, 2024 and declared effective by the SEC on October 2, 2024, the prospectus included in the Registration Statement and the prospectus supplement (the “Prospectus Supplement”), dated November 12, 2025 and filed with the SEC.

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Restated Certificate of Incorporation of the Company, as amended, as presently in effect (the “Certificate of Incorporation”);

(v)	the Amended and Restated Bylaws of the Company as presently in effect; and

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

(vi)	resolutions adopted by the Board of Directors of the Company relating to the registration of the offer and sale of the Securities under the Prospectus Supplement.

In our examination, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. To the extent that the Company’s obligations depend on the enforceability of any agreement against the other parties to the agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.

The issuance and sale of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Upon the issuance, payment for and delivery of the Pre-Funded Warrant Shares in accordance with the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion in paragraph 2 assumes that, upon issuance of the Pre-Funded Warrant Shares the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Certificate of Incorporation. The law governed by this opinion letter is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the base prospectus included in the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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